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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-111742 of Armor Holdings, Inc. on Form S-4 of our report dated March 21, 2003, except for Notes 7 and 8, as to which the dates are March 25, 2003 and April 9, 2003, respectively (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Simula, Inc.'s ability to continue as a going concern as described in Note 1), appearing in the Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP

Phoenix, Arizona
February 18, 2004